Exhibit 10.1

THIS AGREEMENT SHALL ONLY CONSTITUTE A BINDING AGREEMENT WHEN

FULLY SIGNED BY ALL PARTIES AND EXCHANGED BETWEEN THEM.

FIRST AMENDMENT OF STRATEGIC COLLABORATION AGREEMENT

This First Amendment of Strategic Collaboration Agreement (this “Amendment”) is made and effective as of this 15th day of December, 2019 (the “Effective Date”), and is by and among, on the one hand, WW International, Inc. (formerly known as Weight Watchers International, Inc.), a Virginia corporation, having an address at 675 Avenue of the Americas, 6TH Floor, New York, New York 10010 (“WW”); and Oprah Winfrey, an individual having a mailing address at c/o Harpo, Inc. 1041 North Formosa Avenue, West Hollywood, CA 90046 (“OW”). Each of WW and OW is referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, WW and OW are parties to that certain Strategic Collaboration Agreement dated October 18, 2015 (the “Agreement”), among other related agreements, as the case may be, all on the terms and conditions set forth in greater detail therein;

WHEREAS, immediately prior hereto or simultaneously herewith, the Parties have entered into or are entering into that certain Term Sheet for Consulting Stock Option Award (the “2019 Option Agreement”) and that certain Amendment to Share Purchase Agreement (collectively, the “Related Agreements”), as the case may be, all on the terms and conditions set forth in greater detail in the Related Agreements; and

WHEREAS, WW and OW now desire to modify the terms and conditions of the Agreement, as more specifically set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and the Related Agreements, and for other good and valuable consideration, the exchange and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       This Amendment shall become effective as of the Effective Date, but Paragraphs 2 through 9 will not become operative unless and until the WW shareholders approve the Option Award (as defined in the 2019 Option Agreement) on or prior to June 30, 2020. Only in the event that the WW shareholders do not approve the Option Award, clause (i) in Section 3.2 of the Agreement is hereby deleted and replaced with the following:

(i) either WW or OW provides the other Party with no less than six (6) months written notice of its intent not to extend this Agreement for the next Renewal Term (except for 2020, in which case notice may be provided at any time prior to July 15, 2020), in which case, this Agreement shall terminate and expire at the end of the Initial Term or the then-current Renewal Term

2.       Section 1.9 of the Agreement is hereby amended to change the defined term “Weight Watchers Programs” to “WW Programs” (and any references to such defined term in the Agreement shall likewise be amended).

3.       Section 3.1 of the Agreement is hereby deleted and replaced with the following:

3.1    Initial Term. The initial term of this Agreement shall commence upon the full execution and exchange of this Agreement, and shall continue through April 17, 2023 (the “Initial Term”), unless sooner terminated as provided herein.

4.       Section 3.2 of the Agreement is hereby deleted and replaced with the following:

3.2    Second Term. The second term of this Agreement shall commence on April 18, 2023 and shall terminate on the earlier of the date of the regularly scheduled 2025 annual meeting of shareholders of WW or May 31, 2025 (the “Second Term”). The Initial Term and the Second Term together shall constitute the “Term.”

5.       Upon commencement of the Second Term, Section 1 of the Agreement shall be amended to add the following definitions:

a.	1.11 “Board of Directors” means the Board of Directors of WW.

b.	1.12 “Observer” shall have the meaning set forth in Paragraph 2.2.2 below.

6.       Upon commencement of the Second Term, Section 2.1 of the Agreement shall be deleted in its entirety.

7.       Upon commencement of the Second Term, Section 2.2 of the Agreement shall be deleted and replaced with the following:

Advisory and Consulting Services.

2.2.1

OW and WW shall collaborate with each other towards the mutual objective of advancing and promoting the WW Programs and WW, and in connection therewith, OW shall consult with WW and participate in developing, planning, executing and enhancing the WW Programs and related initiatives. In connection therewith, OW shall make available to WW her knowledge, expertise, and abilities in the areas of corporate management, consumer insights, advertising and marketing, consumer motivation, and community activation and consult and participate in the design and planning of creative strategy and the related execution of the consumer experience in connection with the WW Programs.

2.2.2	Throughout the Second Term of this Agreement, except as otherwise prohibited by applicable law, WW shall cause OW to be nominated as a director of WW unless and until OW is unwilling or unable to serve as a director. So long as OW serves as a director of WW, OW may in her discretion designate an individual who is reasonably acceptable to WW (the “Observer”) to attend meetings of the Board of Directors and receive copies of all documents distributed to the members of the Board of Directors in their capacity as directors in connection with any such meetings; provided that (a) the Observer shall sign a confidentiality agreement to avoid any breach of confidentiality obligations and (b) if an issue is to be discussed or otherwise arises at a meeting of the Board of Directors which, in the reasonable judgment of the Board of Directors cannot be discussed in the presence of the Observer in order to avoid any breach of fiduciary duties of any director or preserve attorney-client privilege, then such issue may be discussed without the Observer being present and may be deleted from any materials being distributed in connection with any meeting at which such issues are to be discussed.

2.2.3	To inform her advisory services, OW shall be a member of the WW Programs.

2.2.4

In the event that OW is required to travel in connection with providing the services under this Agreement, the Parties will discuss and agree upon, in advance, all travel and accommodations required by OW, and the amount of any costs or fees, if any, to be borne by WW in connection therewith. Any and all travel plans, costs, fees and responsibilities shall be only as mutually agreed between the Parties. For the avoidance of doubt, any such travel obligations, costs, or fees for the same for OW shall be separate and apart from any such travel required for participation as a director of the Board of Directors.

2.2.5	Any public statements by OW regarding diet, weight loss or weight management shall be consistent with the WW Programs.

8.	The subtitle and first clause of Section 3.3 of the Agreement is hereby amended to read as follows:

No Usage after the Initial Term; Run-Off. Upon expiration or termination of the Initial Term of this Agreement,

9.	Upon commencement of the Second Term, Section 10.6 of the Agreement shall be amended to delete the following language from the last sentence therein:

any right relating to OW’s position as a member of the Board of WW shall be governed and controlled by the Other Agreements and

10.

Entire Agreement. This Amendment shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral and written understandings and agreements related to the subject matter hereof; and may be amended only by a writing signed by all Parties and exchanged between them. Words or terms, which are capitalized under this Amendment and not defined herein, shall have the same meaning as ascribed to them in the Agreement. Any discrepancy between this Amendment and the Agreement shall be governed by this Amendment. To the extent the terms of this Amendment vary from the terms of the Agreement, the terms of this Amendment shall prevail.

11.

Governing Law and Jurisdiction. This Amendment and all claims (including without limitation claims based in contract, statute or tort) arising out of or relating to this Amendment, its interpretation, validity and enforcement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York applicable to contracts made, and to be performed wholly, in the State of New York. All disputes between OW, on the one hand, and WW, on the other, shall be addressed and adjudicated in federal district court for the Southern District of New York in New York City (New York County) and the Parties hereby waive any objection either could raise with respect to convenience, suitability or appropriateness of such forum.

12.

General Provisions. Except as expressly modified herein, all other terms, conditions, covenants and agreements of the Agreement shall remain in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute a single document. The parties may also exchange signatures (in counterparts) by facsimile or e-mail transmission, which signatures are deemed to be original, valid and binding (once fully executed and exchanged). If any provision or any portion of any provision of this Amendment or the application thereof to any person or entity or circumstance shall be held void, invalid, illegal or unenforceable to any extent, the remainder of this Amendment and the application thereof shall not be affected and shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WW INTERNATIONAL, INC.

By:	/s/ Mindy Grossman
Name:	Mindy Grossman
Title:	President and Chief Executive Officer

OPRAH WINFREY

/s/ Oprah Winfrey
Oprah Winfrey

5